                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

                                     among

                         ASPIRE TECHNOLOGY GROUP, INC.

             THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

                                      AND

                      GREENWICH TECHNOLOGY PARTNERS, INC.



                           Dated as of March 1, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
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TABLE OF CONTENTS........................................................   I

 PAGE....................................................................   i

ARTICLE I - DEFINITIONS..................................................   1

1.01.  Definitions.......................................................   1

ARTICLE II - PURCHASE AND SALE...........................................   4

2.01.  Purchase and Sale.................................................   4
2.02.  Closing...........................................................   4
2.03.  Adjustment of Purchase Price......................................   5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
SELLERS..................................................................   6

3.01.  Corporate Existence and Power.....................................   6
3.02.  Corporate Authorization...........................................   7
3.03.  Governmental Authorization; Consents..............................   7
3.04.  Non-Contravention.................................................   7
3.05.  Capitalization....................................................   7
3.06.  Subsidiaries......................................................   8
3.07.  Financial Statements..............................................   8
3.08.  Absence of Certain Changes........................................   8
3.09.  Property and Equipment............................................   9
3.10.  No Undisclosed Material Liabilities...............................  10
3.11.  Litigation........................................................  10
3.12.  Material Contracts................................................  10
3.13.  Insurance Coverage................................................  11
3.14.  Compliance with Laws; No Defaults.................................  11
3.15.  Finders Fees......................................................  12
3.16.  Intellectual Property.............................................  12
3.17.  Receivables.......................................................  13
3.18.  Taxes.............................................................  13
3.19.  Employees.........................................................  14
3.20.  Environmental Compliance..........................................  15
3.21.  Customers and Suppliers...........................................  15
3.22.  Transactions with Affiliates......................................  15
3.23.  Other Information.................................................  15
3.24.  Intercompany Arrangements.........................................  16
3.25.  Representations...................................................  16

ARTICLE IV - ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS........  16

4.01.  Title to and Validity of Shares...................................  16
4.02.  Authority.........................................................  16
4.03.  Power To Act as Trustee or Executor...............................  17
4.04.  Securities Act Representations....................................  17


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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER......................  18

5.01.  Organization and Existence........................................  18
5.02.  Corporate Authorization...........................................  18
5.03.  Governmental Authorization........................................  18
5.04.  Non-Contravention.................................................  18
5.05.  Finders' Fees.....................................................  19
5.06.  Purchase for Investment...........................................  19
5.07.  Litigation........................................................  19

ARTICLE VI - COVENANTS OF THE COMPANY AND SELLERS........................  19

6.01.  Conduct of the Company............................................  19
6.02.  Access to Information.............................................  20
6.03.  Notices of Certain Events.........................................  20
6.04.  Resignations......................................................  20
6.05.  No Negotiations with Third Parties................................  21
6.06.  Confidentiality...................................................  21
6.07.  Continuing Disclosure.............................................  21

ARTICLE VII - COVENANTS OF BUYER.........................................  22

7.01.  Confidentiality...................................................  22

ARTICLE VIII - COVENANTS OF ALL PARTIES..................................  22

8.01.  Best Efforts......................................................  22
8.02.  Certain Filings...................................................  23
8.03.  Public Announcements..............................................  23

ARTICLE IX - EMPLOYEE BENEFITS...........................................  23

9.01.  Employee Benefits Definitions.....................................  23
9.02.  ERISA Representations.............................................  24
9.03.  No Third Party Beneficiaries......................................  25

ARTICLE X - CONDITIONS TO CLOSING........................................  25

10.01.  Conditions to the Obligations of Each Party......................  25
10.02.  Conditions to Obligation of Buyer................................  26
10.03.  Conditions to Obligation of Sellers..............................  27

ARTICLE XI - SURVIVAL; INDEMNIFICATION...................................  28

11.01.  Survival.........................................................  28
11.02.  Indemnification..................................................  29
11.03.  Procedures; No Waiver............................................  29
11.04.  Resolutions of Conflicts; Arbitration............................  30

ARTICLE XII - TERMINATION................................................  31

12.01.  Grounds for Termination..........................................  31
12.02.  Effect of Termination............................................  32

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ARTICLE XIII.............................................................  32

ARTICLE XIII - MISCELLANEOUS.............................................  32

13.01.  Notices..........................................................  32
13.02.  Amendments; No Waivers...........................................  33
13.03.  Expenses.........................................................  33
13.04.  Successors and Assigns...........................................  33
13.05.  Further Assurances...............................................  34
13.06.  Governing Law....................................................  34
13.07.  Counterparts; Effectiveness......................................  34
13.08.  Entire Agreement.................................................  34
13.09.  Captions.........................................................  34
13.10.  Jurisdiction.....................................................  34
Procedures:..............................................................   2

Schedules
---------

Schedule 2.01  List of Sellers
Schedule 2.03 Example Calculation of Retained Earnings
Schedule 3.03(b) Company Consents
Schedule 3.07  Financial Statements
Schedule 3.08  Certain Changes
Schedule 3.10  Liabilities
Schedule 3.12  Material Contracts
Schedule 3.14  Permits
Schedule 3.16  Intellectual Property
Schedule 3.18(b) Tax Matters
Schedule 3.19  Employees
Schedule 3.20  Environmental Matters
Schedule 3.22  Transactions with Affiliates
Schedule 5.03(b) Buyer Consents
Schedule 9.02  Employee Plans
Schedule 10.02(e)  Former Employees
Schedule 10.02(l) Bonuses
Schedule 10.03(c)  Employees Offered Employment

                                                                     Exhibit 2.1


                           STOCK PURCHASE AGREEMENT



     AGREEMENT dated as of March 1, 2000 among Aspire Technology Group, Inc., a Virginia corporation (the "Company"); the shareholders of the Company listed on
                           -------
the signature pages hereto (collectively, the "Sellers" and individually, a
                                               -------
"Seller"); and Greenwich Technology Partners, Inc., a Delaware corporation
-------
("Buyer").
-------

                             W I T N E S S E T H :


     WHEREAS, the Company owns and operates an information technology consulting services business (the "Business");
                        --------

     WHEREAS, Buyer wishes to acquire the Company from Sellers by purchasing all of the outstanding capital stock of the Company from Sellers (the "Shares"),
                                                                   ------
upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, each Seller desires to sell to Buyer all of the Shares owned by such Seller;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01.  Definitions.  (a)  The following terms, as used herein, have the
            -----------
following meanings:

          "Affiliate" means, with respect to any Person, any Person directly or
           ---------
indirectly controlling, controlled by, or under common control with such Person.

          "Ancillary Agreements" means, collectively, the Earn-out Agreement
           --------------------
attached hereto as Exhibit A (the "Earn-out Agreement"), the Shareholders'
                   ---------       ------------------
Agreement attached hereto as Exhibit B (the "Shareholders' Agreement"), the
                             ---------       -----------------------
Employment, Nondisclosure and Noncompetition Letters to be executed by each Employee listed in Schedule 10.03(c) in the form attached hereto as Exhibit C
                   ----------------                                 ---------
(the "Employment Letters"), the Non-competition and Non-Solicitation Agreement
      ------------------
by and between the Company, Rothenberger and the Staffing Company attached hereto as Exhibit D (the "Non-competition Agreement"), the Escrow Agreement
          ---------       -------------------------
attached hereto as Exhibit E (the "Escrow Agreement"), the Sublease Agreement
                   ----------      ----------------
attached hereto as Exhibit F (the "Sublease") and the Promissory Note attached
                   ---------       --------
hereto as Exhibit G (the "Note").
          ---------       ----

            "Balance Sheet" means the balance sheet of the Company as of
             -------------
December 31, 1999 referred to in Section 3.07.

          "Balance Sheet Date" means December 31, 1999.
           ------------------

          "Buyer Stock" means the common stock, $0.01 par value per share, of
           -----------
Buyer.

          "Buyer's Counsel" means the law firm of Testa, Hurwitz & Thibeault,
           ---------------
LLP, Boston, Massachusetts.

          "Closing Date" means the date of the Closing.
           ------------

          "Common Stock" means the common stock, $1.00 par value per share, of
           ------------
the Company.

          "Company's Proprietary Rights" means all Proprietary Rights which are
           ----------------------------
owned or licensed by the Company or any Affiliate of the Company and used or held for use by the Company.

          "Final Closing Balance Sheet" means the Balance Sheet of the Company
           ---------------------------
as of the Reconciliation Date, reconciled in accordance with Section 2.03 hereof.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge,
           ----
charge, security interest, restriction or encumbrance of any kind in respect of such asset.

          "Material Adverse Change" means a material adverse change in the
           -----------------------
business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

          "Person" means an individual, corporation, partnership, association,
           ------
trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Proprietary Rights" means all (A) patents, patent applications,
           ------------------
patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, trade names, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

          "Reconciliation Date" means the date which is six months following the
           -------------------
Closing Date.

          "Retained Earnings" means the accumulated net income of the Company as
           -----------------
determined on the Reconciliation Date in accordance with generally accepted accounting principles as applied on a consistent basis ("GAAP"). Without
                                                         ----
limiting the foregoing, the following expenses and accruals shall be taken into account when calculating Retained Earnings: (i) expenses relating to legal and accounting matters incurred in connection with this Agreement and the transactions contemplated hereby, (ii) expenses arising from severance payments made to the employees listed on Schedule 10.02(e), (iii) expenses in connection
                                -----------------
with the payment in full of the Note (which liabilities the parties recognize will be paid to the extent possible with Company receivables after the Closing
Date), (iv) leasehold improvement costs incurred in connection with the construction of separate office space for the Staffing Company in the Chantilly, VA office, (v) expenses in connection with an automobile lease and a loan to purchase an automobile, each to be transferred by the Company to Rothenberger
(vi) expenses for bonuses to Mr. Lee Fahrner ($10,000), Mr. Charles Boise ($20,000) and Mr. Jay White ($10,000), (vii) accruals for net income tax benefit of any net operating loss carrybacks, and (viii) accruals (if any) for cash received from the Staffing Company upon the purchase of certain assets of the Company. For purposes of this definition, any action taken by Buyer to write down the value of any asset of the Company on or after the Closing Date as a result of a change in ownership will not be taken into account for purposes of calculating Retained Earnings.

          "Rothenberger" means John Rothenberger, a Seller hereunder
           ------------

          "Securities Act" means the Securities Act of 1933, as amended.
           --------------

          "Sellers' Counsel" means the law firm of Jackson & Campbell, P.C.,
           ----------------
Washington D.C.

          "Subsidiary" means any entity of which securities or other ownership
           ----------
interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                        Section
          ----                        -------

          Benefit Arrangement           9.01
          Closing                       2.02
          Code                          3.18
          Company Securities            3.05

            Damages                      11.02
            Employee Plans                9.01
            ERISA                         9.01
            ERISA Affiliate               9.01
            Financial Statements          3.07
            Indemnified Party            11.03
            Indemnifying Party           11.03
            Multiemployer Plan            9.01
            Post-Closing Adjustment       2.03
            Purchase Price                2.01
            Permit                        3.14
            Staffing Company             10.02


                                  ARTICLE II

                               PURCHASE AND SALE

     2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of
            -----------------
this Agreement, each Seller, severally but not jointly, shall sell to Buyer, and Buyer shall purchase from each Seller, at the Closing, that number of Shares as is set forth opposite such Seller's name on Schedule 2.01. The aggregate
                                            -------------
purchase price (the "Purchase Price") for the Shares is as follows:
                     --------------

            (i)    an aggregate of $644,375;

            (ii)   an aggregate of 177,500 shares of Buyer Stock; and

            (iii)  the Earn-out Payments (paid in accordance with Exhibit A
                                                                  ---------
     hereto).

The Purchase Price (other than the Earn-out Payments) shall be paid as provided in Section 2.02. Sellers acknowledge and agree that Rothenberger will be the only person eligible to receive the Earn-out Payments.

     2.02.  Closing.  The closing (the "Closing") of the purchase and sale of
            -------                     -------
the Shares hereunder shall take place at the offices of Buyer's Counsel in Boston, Massachusetts on or prior to March 1, 2000, or at such other time or place as Buyer and Sellers may agree. At the Closing,

            (a) Buyer shall deliver to Sellers an aggregate of $644,375 by wire transfer to accounts designated by Sellers by written notice to Buyer at least two business days prior to the Closing Date and for each Seller in the individual amount specified on Schedule 2.01.
                               -------------

            (b) Buyer shall hold in escrow pursuant to the terms of the Escrow Agreement certificates for the Buyer Stock equal to 177,500 shares of Buyer Stock, registered in the names of Sellers for the number of shares shown in
Schedule 2.01.
-------------

            (c) Sellers shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto in the share amounts specified for each Seller on Schedule 2.01.
          -------------

            (d) The appropriate parties shall enter into the Ancillary
Agreements.

            (e) The Company and Sellers shall deliver to Buyer revised schedules, if any, to this Agreement updating the information shown thereon as of the Closing Date.

            (f) The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

     2.03.  Adjustment of Purchase Price.  (a) Promptly following the
            ----------------------------
Reconciliation Date, Buyer will cause the Final Closing Balance Sheet to be prepared and will prepare a certificate based on such Final Closing Balance Sheet setting forth Buyer's calculation of Retained Earnings. Buyer will cause the Final Closing Balance Sheet together with its certificate to be delivered to Rothenberger. The Final Closing Balance Sheet shall (x) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items substantially consistent with those in the Balance Sheet, and including but not limited to the expenses listed in Section 1.01 under the definition of Retained Earnings and
(z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

     (b) If Rothenberger disagrees with Buyer's calculation of Retained Earnings delivered pursuant to Section 2.03(a), Rothenberger may, within 7 business days after delivery of the documents referred to in Section 2.03(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Rothenberger's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Rothenberger disagrees, and Rothenberger shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Retained Earnings delivered pursuant to Section 2.03(a).


     (c)    If a notice of disagreement shall be duly delivered pursuant to
Section 2.03(b), the parties shall, during the 7 business days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Retained Earnings, which amount shall not be less than the amount shown in Buyer's calculations delivered pursuant to Section 2.03(a) nor more than the amount shown in

Rothenberger's calculation delivered pursuant to Section 2.03(b). If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause Arthur Andersen to review this Agreement and the disputed items or amounts for the purpose of calculating Retained Earnings. In making such calculation, Arthur Andersen shall consider only those items or amounts in the Final Closing Balance Sheet or Buyer's calculation of Retained Earnings as to which Rothenberger has disagreed. Arthur Andersen shall deliver to Rothenberger and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by Buyer if the difference between Retained Earnings as set forth in Buyer's calculation delivered pursuant to Section 2.03(a) and that determined by Arthur Andersen is greater than the difference between Retained Earnings as set forth in Rothenberger's calculation delivered pursuant to 2.03(b) and that determined by Arthur Andersen; otherwise the cost of such review and report shall be borne by Rothenberger.

     (d)    If the Retained Earnings determined in accordance with this Section
2.03 is less than $210,000, Sellers shall deliver to Buyer within ten (10) days a certified check payable to Buyer in an amount equal to $210,000 less the Retained Earnings (the "Post-Closing Adjustment"). If Sellers shall fail to
                        -----------------------
deliver such Post-Closing Adjustment within such ten-day period, Buyer shall within thirty (30) days acquire from escrow Buyer Stock issued in the name of Sellers (together with a valid stock power) in an amount equal to the Post-Closing Adjustment (based on the fair market value of such Buyer Stock as determined pursuant to the Escrow Agreement). If, in such case, the aggregate fair market value of such Buyer Stock shall be less than the Post-Closing Adjustment, Sellers shall within two days deliver a certified check to Buyer in an amount equal to the Post-Closing Adjustment less the fair market value of such Buyer Stock. If Sellers shall fail to deliver such certified check within such two-day period, Buyer shall set-off the Post-Closing Adjustment against any amounts owed by Buyer to Sellers (including, without limitation, any salary, bonus, other compensation and the Earn-out Payments). By way of example, attached hereto as Schedule 2.03 is a calculation of Retained Earnings.
                   -------------


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY AND SELLERS

     The Company and each Seller hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that each of the following statements is true and correct, except as disclosed in the disclosure schedules hereto (which shall reference the particular section of this Agreement to which the disclosure relates).

     3.01.  Corporate Existence and Power.  The Company is a corporation duly
            -----------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

     3.02.  Corporate Authorization.  The execution, delivery and performance by
            -----------------------
the Company of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party constitute valid and binding agreements of the Company enforceable in accordance with their terms.

     3.03.  Governmental Authorization; Consents.  (a)  To the best of the
            ------------------------------------
Company's and the Sellers' knowledge after due inquiry, the execution, delivery and performance by the Company and Sellers of this Agreement and the Ancillary Agreements to which the Company is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            (b) Except as set forth on Schedule 3.03(b), no consent, approval,
                                       ----------------
waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which the Company is bound is required or necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company or the consummation of the transactions contemplated hereby.

     3.04.  Non-Contravention.  The execution, delivery and performance by the
            -----------------
Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) to the best of the Company's and the Sellers' knowledge after due inquiry contravene or conflict with or constitute a violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) assuming the receipt of all required consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any permit held by the Company or (iv), assuming the receipt of all required consents, result in the creation or imposition of any Lien on any asset of the Company.


     3.05.  Capitalization.  The authorized capital stock of the Company
            --------------
consists of 1,000 shares of Common Stock. As of the date hereof, there were outstanding 1,000 shares of Common Stock. All outstanding shares of capital stock of the Company have been duly authorized, validly issued, fully paid and nonassessable and are owned by Sellers as shown on Schedule 2.01. Other than
                                                   -------------
the 1,000 shares of Common Stock, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There
                                                 ------------------
are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

     3.06.  Subsidiaries.  The Company does not have and never has had any
            ------------
Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

     3.07.  Financial Statements.  The Company has previously furnished Buyer
            --------------------
with a true and complete copy of (i) the interim balance sheet of the Company as of December 31, 1999 and (ii) the balance sheet of the Company at February 28, 1999, the statements of income and retained earnings and cash flows of the Company for the fiscal year ended February 28, 1999 (collectively, the "Financial Statements" which are attached hereto as Schedule 3.07). Each of the
---------------------                               -------------
balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations, cash flows and stockholders' equity, as the case may be, of the Company for the periods therein set forth.

     3.08.  Absence of Certain Changes.  Since the Balance Sheet Date, except as
            --------------------------
reflected in the Financial Statements or in Schedule 3.08, the Company has
                                            -------------
conducted its business in the ordinary course consistent with past practices and there has not been:

            (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

            (c) any amendment of any outstanding security of the Company;

            (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money (other than in the ordinary course of business and in amounts and on terms consistent with past practices);

            (e) any creation or assumption by the Company of any material Lien on any asset;

            (f) any making of any loan, advance or capital contributions to or investment in any Person;

            (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

            (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than those contemplated by this Agreement;

            (i) any change in any method of accounting or accounting practice by the Company;

            (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

            (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

            (l) any legally binding agreement, undertaking or commitment to do any of the foregoing.

     3.09.  Property and Equipment.  (a) The Company has good and valid title
            ----------------------
to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such properties or assets is subject to any Liens, except:

            (i)  Liens disclosed on the Balance Sheet; or

            (ii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

            (b) There are no developments affecting any of such properties or assets pending, or to the knowledge of the Company and Sellers, threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such property or assets.

            (c) To the best of Sellers' knowledge, the equipment owned by the Company has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is substantially adequate for the uses to which it is being put.

            (d) The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the Business and are generally adequate to conduct such Business.

     3.10.  No Undisclosed Material Liabilities.  There are no material
            -----------------------------------
liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the best of Sellers' knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (i)    liabilities disclosed on Schedule 3.10 or provided for in
                                            -------------
     the Balance Sheet; and

            (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company.

     3.11.  Litigation.  There is no action, suit, investigation or proceeding
            ----------
pending against, or to the knowledge of the Sellers, threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority, nor, to the knowledge of the Sellers, is there any basis therefor.

     3.12.  Material Contracts.  (a)  Except for agreements, contracts, plans,
            ------------------
leases, arrangements or commitments disclosed in Schedule 3.12, the Company is
                                                 --------------
not a party to or subject to:

            (i)    any lease;

            (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets;

            (iii) any sales, distribution, service or other similar agreement providing for the sale or provision by the Company of materials, supplies, goods, services, equipment or other assets;

            (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

            (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

            (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

            (vii) any agency, dealer, sales representative or other similar agreement;

            (viii) any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date; or

            (ix) any other contract or commitment that is material to the Company.

            (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, except as may be limited by bankruptcy and other laws affecting creditors' rights generally, and by general principles of equity (whether considered in a proceeding in equity or at law), and neither the Company nor, to the knowledge of the Company and Sellers, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13.  Insurance Coverage.  The Company has furnished to Buyer a list of,
            ------------------
and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. The Company and Sellers do not know of any threatened termination of, or any material premium increase with respect to, any of such policies or bonds.

     3.14.  Compliance with Laws; No Defaults.  (a)  To the best of the
            ---------------------------------
Company's and the Sellers' knowledge after due inquiry, the Company is not in violation of, and has not violated, any applicable provisions of any laws, statutes, ordinances or regulations.

            (b) Schedule 3.14 correctly describes each license and permit (a
                -------------
"Permit") material to the business of the Company, together with the name of the
-------
governmental agency or entity issuing such Permit. Such Permits are valid and in full force and effect, and none of such

Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

            (c) To the best of the Company's and the Sellers' knowledge after due inquiry, the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company is a party or by which the Company or any material amount of its assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

     3.15.  Finders' Fees.  There is no investment banker, broker, finder or
            -------------
other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.16.  Intellectual Property.  (a)  Schedule 3.16 includes a list of all of
            ---------------------        -------------
the Company's patents, copyrights, trademarks, trade names and service marks, and all pending applications for any of the foregoing, including the jurisdictions by or in which such right has been issued or registered. The Company does not license any of its Proprietary Rights to any third party and is not subject to or bound by any agreements providing for the payment of any royalty. The Company has sufficient right, title, and interest in, or license to, its Proprietary Rights to conduct its business as presently conducted.

            (b)(i) The Company has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) the Company and Sellers have no knowledge of any other claim or infringement by the Company, and no knowledge of any continuing infringement by any other Person of any of the Company's Proprietary Rights. No Company Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. Except in the ordinary course of business or as set forth in Schedule 3.16(b), the Company has
                                               ----------------
not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

            (c) None of the processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company to any Person other than Persons that are parties to confidentiality agreements with the Company.

            (d) To the knowledge of the Company and Sellers, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

     3.17.  Receivables.  All accounts, notes receivable and other receivables
            -----------
(other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts, notes receivable and other receivables of the Company at the Closing Date will be valid and genuine, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. To the best of Sellers' knowledge, there are no defenses to the collectibility of any such receivables. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

     3.18.  Taxes.  (a)  The term "Taxes" as used herein means all federal,
            -----                  -----
state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.
                                    ---
The term "Tax Returns" as used herein means all returns, declarations, reports,
          -----------
claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.
                       ----------
The term "Code" means the Internal Revenue Code of 1986, as amended.
          ----

            (b) The Company has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts owing or paid to employees, creditors and third parties. All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns appropriately reflected the facts regarding the income, business, assets, liabilities, operations, activities, status and other matters of the Company and any other information required to be shown thereon. Except as set forth on Schedule 3.18(b), none of the Tax Returns
                                      ----------------
filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company, threatened. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Tax Returns filed by the Company contain a disclosure statement under former
Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

            (c) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any

"excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Purchase Price is subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. None of the shares of outstanding capital stock of the Company are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

             (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of the Company. The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). The Company has not incurred any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with past practice.

             (e) The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.

             (f) The Company is not a party to any Tax sharing agreement or similar arrangement. The Company has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and the Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383, 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement).

     3.19.  Employees.  Schedule 3.19 sets forth a true and complete list of (a)
            ---------   -------------
the names, titles, annual salaries and other compensations of all salaried employees of the Company and (b) the names, titles and wage rates for all non-salaried employees of the Company. Except as set forth on such schedule, none of such employees has indicated to the Company or a Seller that he or she intends to resign or retire from the Company as a result of the transactions contemplated by this Agreement or otherwise.

     3.20.  Environmental Compliance.  Except as set forth in Schedule 3.20, and
            ------------------------                          -------------
except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company: (i) has obtained all approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("Environmental Laws"); (ii) is
                                                   ------------------
in compliance in all material respects with all terms and conditions of such required approvals, and also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of their respective agents) thereunder.

     3.21.  Customers and Suppliers.  The Company has not received notice from
            -----------------------
and is not otherwise aware that any customer of products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the Company's products or services or to reduce the amount of its business with the Company in the future, nor has the Company lost any supplier, or group of suppliers that are under common ownership or control, that accounted for a material percentage of the aggregate supplies purchased by the Company during the past 18 months.

     3.22.  Transactions with Affiliates.  Except as set forth on Schedule 3.22,
            ----------------------------                          -------------
there are no loans, leases, royalty agreements or other continuing transactions of a similar nature between the Company and any Seller, any Affiliate of any Seller, or any member of any Seller's family. To the knowledge of the Company and Sellers, none of the officers or directors of the Company or Sellers (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company.

     3.23.  Other Information.  None of the documents or information delivered
            -----------------
to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company delivered to Buyer constitute the Company's and the Sellers' best estimate of the information purported to be shown therein, and neither the Company nor any Seller is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     3.24.  Intercompany Arrangements.  The Company does not own any note, bond,
            -------------------------
debenture or other indebtedness, or is not otherwise a creditor, of any Seller or any of its Affiliates. Since the Balance Sheet Date, there has not been any payment by the Company to any Seller or any of its Affiliates, charge by any Seller or any of its Affiliates to the Company or other transaction between the Company and a Seller or any of its Affiliates, except in any such case in the ordinary course of business of the Company consistent with past practice.

     3.25.  Representations.  Each of the joint representations and warranties
            ---------------
of the Company and Sellers contained in this Agreement is true and correct in all material respects.

                                  ARTICLE IV

                          ADDITIONAL REPRESENTATIONS
                           AND WARRANTIES OF SELLERS

     Each Seller, severally but not jointly, represents and warrants to, and agrees with, Buyer as follows:

     4.01.  Title to and Validity of Shares.  Such Seller now has, and on the
            -------------------------------
Closing Date will have, good and valid title to and unrestricted power to vote and sell (such sale being subject to applicable securities laws) the Shares designated as owned by such Seller opposite such Seller's name on Schedule 2.01,
                                                                  -------------
free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and valid title to such Shares free and clear of any Lien. All Shares owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Shares to be sold by such Seller are registered in the name of such Seller.

     4.02.  Authority.  Such Seller has the legal power, right and authority to
            ---------
enter into and perform this Agreement and each Ancillary Agreement to which such Seller is a party, and to perform each of his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is a party by such Seller (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) to the best of the Company's and the Seller's knowledge after due inquiry, do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller. This Agreement and each Ancillary Agreement to which such Seller is a party have been duly executed and delivered by such Seller and constitute valid and binding obligations of such Seller, enforceable in accordance with their terms.

     4.03. Power To Act as Trustee or Executor.  If such Seller is serving as
           -----------------------------------
trustee or executor with respect to its Shares, such Seller is duly authorized and empowered by the instruments creating such trust or trusts or by the will of which such Seller is acting as executor and under applicable law to enter into this Agreement with respect to the Shares held by such Seller and to consummate the transactions contemplated herein.

     4.04. Securities Act Representations. (a) Seller has substantial experience
           ------------------------------
in evaluating and investing in private placement transactions of securities in companies similar to the Buyer such that Seller is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interest. Seller is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

     (b) Seller is acquiring the Buyer Stock for investment for Seller's own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Seller understands that the Buyer Stock has not been, and will not be when issued, registered under the Securities Act and is being issued pursuant to a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations expressed herein.

     (c) Seller acknowledges that the Buyer Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

     (d) Seller understands that no public market now exists and that a market may never exist for the Buyer Stock.

     (e) Seller acknowledges that the certificates representing Buyer Stock will bear a legend substantially as follows:

               "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exemption from registration is available."

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company and Sellers that:

     5.01.  Organization and Existence.  Buyer is a corporation duly
            --------------------------
incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     5.02.  Corporate Authorization.  The execution, delivery and performance by
            -----------------------
Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party constitute valid and binding agreements of Buyer, enforceable in accordance with their terms.

     5.03.  Governmental Authorization; Consents. (a) To the best of Buyer's
            ------------------------------------
knowledge after due inquiry, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     (b)    Except as set forth on Schedule 5.03(b), no consent, approval,
                                   ----------------
waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which the Buyer is a party or by which the Buyer is bound is required or necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party by the Buyer or the consummation of the transactions contemplated hereby.

     5.04.  Non-Contravention.  The execution, delivery and performance by Buyer
            -----------------
of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer, (ii) to the best of Buyer's knowledge after due inquiry, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer or (iii) assuming the receipt of all required consents, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer to a loss of any material benefit to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer.

     5.05.  Finders' Fees.  There is no investment banker, broker, finder or
            -------------
other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or Sellers or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

     5.06.  Purchase for Investment.  Buyer is purchasing the Shares for
            -----------------------
investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

     5.07.  Litigation.  There is no action, suit, investigation or proceeding
            ----------
material to the business of the Buyer pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency or official, nor to the knowledge of Buyer, is there any basis therefore.

                                  ARTICLE VI

                     COVENANTS OF THE COMPANY AND SELLERS

     The Company and each Seller agree that:

     6.01.  Conduct of the Company.  From the date hereof until the Closing
            ----------------------
Date, the Company shall conduct its business in the ordinary course consistent with past practices and shall use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without written permission from Buyer the Company will not:

             (a) adopt or propose any change in its corporate charter or bylaws;

             (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

             (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and
(ii) in the ordinary course consistent with past practices;

             (d) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities;

             (e) issue any securities;

             (f) lend to or borrow any money from any Person;

             (g)    make any single capital expenditure in excess of $5,000;

             (h)    terminate or amend any material contract; or

             (i)    agree or commit to do any of the foregoing.

The Company will not (i) take or agree or commit to take any action that would make any representation and warranty of the Company or Sellers under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     6.02.  Access to Information.  From the date hereof until the Closing Date,
            ---------------------
the Company (a) will give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives (at reasonable times and upon reasonable notice) full access to the offices, properties, books and records of the Company (b) will furnish and will cause its counsel, financial advisors, auditors and other authorized representatives to furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives, such financial and operating data and other information relating to the Company as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company. Buyer acknowledges that it has had adequate opportunity to review the business and affairs of the Company and to speak with and ask questions of Sellers and other key employees of the Company. As of the date hereof, Buyer does not have any knowledge of any breach of representation or warranty of the Company or Sellers contained herein.

     6.03.  Notices of Certain Events.  The Company will promptly notify Buyer
            -------------------------
of:

             (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

             (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

     6.04.  Resignations.  The Company will deliver to Buyer the resignations of
            ------------
all officers and directors of the Company from their positions with the Company at or prior to the Closing Date, unless otherwise specified by Buyer.

     6.05.  No Negotiations with Third Parties.  From the date hereof until the
            ----------------------------------
earlier of the Closing Date or the date on which this Agreement is terminated, neither the Company, Sellers nor any of their respective agents or representatives, shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person or group concerning the possible acquisition by such third party of all or any part of the business of the Company, whether by purchase of assets, stock, merger or otherwise, other than as contemplated or permitted by this Agreement. The Company and each Seller agree promptly to notify Buyer of interest by any Person with respect to any such possible acquisition.

     6.06.  Confidentiality.  The Company, Sellers and their Affiliates, will
            ---------------
hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to the Company, or to Sellers or their Affiliates, in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; provided that Sellers
                                                         --------
may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially. The obligation of the Company, and Sellers and their Affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, and Sellers and their Affiliates, will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by Sellers or their Affiliates, or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

     6.07.  Continuing Disclosure.  Prior to the Closing, the Company and
            ---------------------
Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or a Seller. The delivery of any such notice shall not affect Buyer's remedies hereunder.

     6.08.  Termination of Security Interest.  Within ten (10) business days
            --------------------------------
following the Closing Date, the Stockholders shall have obtained and had filed on behalf of the Company UCC-3 financing statements terminating any security interest of Finova Capital Corporation or IBM Credit Corporation in the assets of the Company.

     6.09.  Automobile Leases.  If not done prior to the Closing Date, within
            -----------------
thirty (30) days following the Closing Date, the Company shall transfer to Rothenberger that certain automobile lease (BMW) and that certain loan to purchase an automobile (Yukon), each listed on Schedule 3.12 hereto.
                                               -------------

                                  ARTICLE VII

                              COVENANTS OF BUYER

     7.01.  Confidentiality.  Buyer agrees that prior to the Closing Date and
            ---------------
after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; provided
                                                                      --------
that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by this Agreement (unless the Company or Sellers in their transmittal of such information reasonably expressly identify a narrower class of recipients, in which case the dissemination of such information shall be limited to such designated recipients) so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if the exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from a Seller or the Company in connection with this Agreement that are subject to such confidence.

                                 ARTICLE VIII

                           COVENANTS OF ALL PARTIES

     The parties hereto agree that:

     8.01.  Best Efforts.  Subject to the terms and conditions of this
            ------------
Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer each agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     8.02.  Certain Filings.  The Company, Sellers and Buyer shall cooperate
            ---------------
with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     8.03.  Public Announcements.  The parties agree to consult with each other
            --------------------
before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided however that the foregoing restrictions shall not apply to any press release or public statement made by Buyer following the Closing Date.

                                  ARTICLE IX

                               EMPLOYEE BENEFITS

     9.01.  Employee Benefits Definitions.  The following terms, as used herein,
            -----------------------------
having the following meanings:

     "Benefit Arrangement" means each employment, severance or other similar
      -------------------
contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company.

     "Employee Plans" means each "employee benefit plan", as such term is
      --------------
defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "ERISA Affiliate" of any entity means any other entity that, together with
      ---------------
such entity, would be treated as a single employer under Section 414 of the Code.

     "Multiemployer Plan" means each Employee Plan that is a multiemployer plan,
      ------------------
as defined in Section 3(37) of ERISA.

     9.02. ERISA Representations.  The Company and each Seller, jointly and
           ---------------------
severally, hereby represent and warrant to Buyer that:

            (a) Schedule 9.02 lists each Employee Plan that covers any employee
                -------------
of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan. The Company has provided Buyer with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

            (b) Schedule 9.02 lists each Benefit Arrangement of the Company,
                -------------
copies or descriptions of which have been made available or furnished previously to Buyer.

            (c) None of the Employee Plans or other arrangements listed on

Schedule 9.02 covers any non-United States employee or former employee of the
-------------
Company.

            (d) No non-exempt "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan which prohibited transaction would cause a Material Adverse Effect.

            (e) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. The Company and its Affiliates have not incurred, nor do they reasonably expect to incur, any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

            (f) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date (except for the adoption of amendments for which the required adoption date has not passed), and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer a copy of the most recent Internal Revenue Service determination letter with respect to each such plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

            (g) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, as applicable.

          (h) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code, or if applicable, state law.

          (i) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

          (j) No tax under Section 4980B or Section 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (k) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

   9.03.  No Third Party Beneficiaries.  No provision of this Article IX shall
          ----------------------------
create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.


                                   ARTICLE X

                             CONDITIONS TO CLOSING

   10.01. Conditions to the Obligations of Each Party.  The obligations of
          -------------------------------------------
Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator, or governmental body, agency, or official and be pending.

          (b) Each other party shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement.

   10.02. Conditions to Obligation of Buyer.  The obligation of Buyer to
          ---------------------------------
consummate the Closing is subject to the satisfaction of the following further conditions:

          (a)(i) the Company and each Seller shall have performed in all material respects all of his or its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto, shall be true at and as of the Closing Date, as if made at and as of such date and (iii) Buyer shall have received a certificate signed by the President of the Company and by each Seller to the foregoing effect.

          (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) Buyer shall have received an opinion of Sellers' Counsel, dated the Closing Date, reasonably satisfactory to Buyer's Counsel.

          (d) The Company shall have received all consents, authorizations and approvals referred to in Section 3.03(b), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

          (e) The Company shall present evidence to Buyer that the Company has made severance payments to the former employees listed in Schedule 10.02(e)
                                                              -----------------
in the amounts set forth on such schedule.

          (f) The Company shall have either (i) paid for and completed to the reasonable satisfaction of Buyer the construction of partitioning walls at the Concorde Parkway, Chantilly, VA office space to provide for separate office space for The FahrMak Group, Inc. (the "Staffing Company"), or (ii) have
                                        ----------------
adequately reserved liabilities to cover the cost of such construction, such cost to be documented by a reasonable estimate from bona fide contractor.

          (g) Buyer's Board of Directors shall have authorized Buyer's execution of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

          (h) The Company shall have paid in full all amounts due to IBM Credit Corporation ("IBM") pursuant to that certain Agreement for Wholesale
                     ---
Financing by and between the Company and IBM Credit Corporation and shall have terminated such agreement and shall have requested UCC-3 termination statements from IBM terminating any security interest granted in connection therewith.

          (i) The Company shall have delivered to Buyer the resignations of all officers and directors of the Company from their positions with the Company unless otherwise specified by Buyer.

          (j) The Company shall have either (i) delivered to Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer or (ii) caused each Seller to have executed and delivered to Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

          (k) Buyer shall have received all other closing documents specified in Section 2.02 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

          (l)    The Company shall have paid the bonuses listed on Schedule
                                                                   --------
10.02(l) to the persons listed on such Schedule.
--------

          (m) The Company shall have passed resolutions satisfactory to Buyer's Counsel effectively terminating the Company's 401(k) plan prior to the Closing Date.

          (n) The Company shall have paid its legal and accounting expenses incurred in connection with this transaction.

          (o) The Company shall have paid to Finova Capital Corporation ("Finova") $55,000 pursuant to that certain Agreement for Wholesale Financing by
  ------
and between the Company and Finova.

          (p) The Company shall have paid to Finova $749,186.13 as payment in full for all amounts due and owing pursuant to the Agreement for Wholesale Financing, such agreement shall be terminated, and the Company shall have requested UCC-3 termination statements from Finova terminating any security interest granted in connection therewith.

   10.03. Conditions to Obligation of Sellers.  The obligation of Sellers to
          -----------------------------------
consummate the Closing is subject to the satisfaction of the following further conditions:

          (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Sellers shall have received a certificate signed by the Chief Financial Officer of Buyer to the foregoing effect.

          (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the Business of the Company after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c)    Buyer shall have offered employment to the Employees listed on

Schedule 10.03(c).
-----------------

          (d) Sellers shall have received all items specified in Section 2.02 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.

          (e) Buyer shall have loaned to the Company $749,186.13 which payment shall be used by the Company to pay in full for all amounts due and owing pursuant to the Agreement for Wholesale Financing by and between the Company and Finova and such agreement shall be terminated.

          (f)    [Omitted]

          (g) Seller shall have received an opinion of Buyer's Counsel, dated the Closing Date, reasonably satisfactory to Seller's Counsel.

          (h) Buyer shall have received all consents, authorizations and approvals referred to in Section 5.03(b), in each case in form and substance reasonably satisfactory to Sellers, and no such consent, authorization or approval shall have been revoked.

          (i) The Company's Board of Directors shall have authorized the Company's execution of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.


                                   ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

   11.01. Survival.  The covenants, agreements, representations and warranties
          --------
of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until March 1, 2002, in the case of Section 6.06 and Section 7.01, indefinitely, and in the case of the covenants, agreements, representations and warranties contained in Sections 3.18 and Article IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     11.02.  Indemnification.  (a)  Each Seller, jointly and severally, hereby
             ---------------
indemnifies Buyer and, effective at the Closing, without duplication, the Company against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or the
                              -------
Company proximately caused by any misrepresentation, inaccuracy or breach of representation or warranty, covenant or agreement made or to be performed by the Company prior to the Closing or a Seller pursuant to this Agreement (including failure to deliver the Post-Closing Adjustment in accordance with Section 2.03(d)); provided however that Sellers shall not be liable under this subsection unless either (i) the Damages arise from a failure to deliver the Post-Closing Adjustment in accordance with Section 2.03(d) or (ii) the amount of any Damages exceeds $25,000, and then only to the extent of such excess.

             (b) Buyer hereby indemnifies Sellers against and agrees to hold them harmless from any and all Damages incurred or suffered by Sellers proximately caused by any misrepresentation, inaccuracy or breach of representation or warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided however that Buyer shall not be liable under this subsection unless the amount of any Damages exceeds $25,000, and then only to the extent of such excess.

             (c) Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification by any Seller or Sellers under this Section 11.02 if the transactions contemplated by this Agreement are consummated. Sellers shall have a right of contribution against each other with respect to amounts actually paid pursuant to this
Section 11.02, but such right of contribution shall in no way limit or affect Buyer's and the Company's rights contained in this Article XI.

             (d) Buyer's or the Company's claim for indemnification against Sellers pursuant to this Article XI must be satisfied (i) first by setting off amounts payable hereunder against the Buyer Stock held pursuant to the Escrow Agreement, (ii) second against any amounts payable pursuant to the Earn-out Agreement, (iii) third, against any compensation payable to Rothenberger in connection with his employment by Buyer, and (iv) fourth by the Sellers individually.

     11.03.  Procedures; No Waiver.  (a) The party seeking indemnification under
             ---------------------
Section 11.02 (the "Indemnified Party") agrees to give prompt notice (a "Notice
                    -----------------                                    ------
of Claim") to the party against whom indemnity is sought (the "Indemnifying
--------                                                       ------------
Party") of the assertion of any claim,
-----
or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. At its cost, the Indemnifying Party shall have the sole authority to choose competent counsel and to litigate, defend, pursue or settle the claim; provided however, that the choice of
                                    ----------------
competent counsel must be approved by the Indemnified Party, but such consent may not be unreasonably withheld. A claim may not be settled without the approval of the Indemnified Party, with such approval not being unreasonably withheld, unless the settlement of the claim results in no monetary loss to the Indemnified Party in which case its approval shall not be necessary. Notwithstanding the preceding sentence to the contrary, if counsel for the Indemnified Party reasonably believes that the Indemnifying Party has a legal conflict in pursuing a vigorous defense of the claim on behalf of the Indemnified Party or if the Indemnified Party reasonably believes that it has defenses to the claim that are separate from the defenses advanced by (or reasonably expected to be advanced by) the Indemnifying Party, then the Indemnified Party (at its cost) shall be permitted to participate in the litigation or defense of the claim with separate counsel of its choice. If the Indemnified Party is successful in pursuing its separate defense then the Indemnified Party shall be reimbursed by the Indemnifying Party the reasonable attorneys' fees incurred in connection with the Indemnified Party's separate representation.

             (b) No waiver of a closing condition by either Buyer or Sellers shall limit such party's rights under Section 11.02.

     11.04.  Resolutions of Conflicts; Arbitration.  The following provisions
             -------------------------------------
shall apply with respect to the assertion of claims and the indemnification provisions of Section 11.02:

     (a) A Notice of Claim shall contain the following information to the extent it is reasonably available to the Indemnified Party:

                    (i) the Indemnified Party's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages;

                    (ii) a brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party's good faith belief thereof; and

                    (iii) the specific bases upon which indemnification may be sought consistent with the provisions of this Agreement.

     (b) In the event the Indemnifying Party is one or both Sellers and such Indemnifying Party does not contest a Notice of Claim (or contests only a portion of a Notice of Claim) in writing to the Indemnified Party within twenty
(20) days after such Notice of Claim is deemed delivered pursuant to Section
13.01 hereof, the Indemnified Party shall have the right to set off the amount specified in the Notice of Claim (that is not contested) in accordance with
Section 11.02(d).

     (c) In the event the Indemnifying Party gives written notice contesting all or a portion of a Notice of Claim (a "Contested Claim") to the Indemnified
                                          ---------------
Party within twenty (20) days, if

Buyer or the Company is the Indemnified Party, the Indemnified Party shall not set off the contested amount in accordance with Section 11.02(d). In the event of a Contested Claim, the Indemnifying Party and the Indemnified Party shall use their best efforts to promptly and in good faith agree upon the rights of the parties with respect to any Contested Claims. If the Indemnified Party and the Indemnifying Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnified Party shall satisfy the claim in accordance with the terms thereof.

     (d)     Any dispute or controversy concerning the indemnity obligations of
Section 11.02 not agreed to by the parties pursuant to Section 11.04(c) shall be resolved in good faith by mediation among Sellers and the senior executive officers of Buyer.

     (e) If such dispute cannot be resolved by mediation within thirty (30) days, then, except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of an arbitrator, any continuing dispute, controversy or claim arising out of, in connection with or in relation to the indemnity obligations under Section 11.02 shall be settled by arbitration. Arbitration shall be conducted by a single arbitrator mutually agreeable to the Sellers and Buyer, or if a single arbitrator cannot be agreed to within thirty (30) days, then by three arbitrators. In the event of three arbitrators, Buyer and Sellers shall each elect one arbitrator and the two arbitrators so elected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in dispute shall be binding and conclusive upon the parties to this Agreement and the parties shall act in accordance with such decision and satisfy and such claim in accordance therewith. Judgment upon any aware rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Stamford, Connecticut and shall be conducted under the rules then in effect of the American Arbitration Association.


                                  ARTICLE XII

                                  TERMINATION

     12.01.  Grounds for Termination.  This Agreement may be terminated at any
             -----------------------
time prior to the Closing:

             (i)    by written agreement of Sellers and Buyer;

             (ii) by either Sellers or Buyer if the Closing shall not have been consummated on or before March 1, 2000;

             (iii) by either Sellers or Buyer in the event of a material breach by the other of the breaching party's covenants, representations and warranties contained herein; or

             (iv) by either Sellers or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii), or (iv) shall give notice of such termination to the other parties.

     12.02.  Effect of Termination.  If this Agreement is terminated as
             ---------------------
permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided
                                                                       --------
that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.06, 7.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.


                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.01.  Notices.  All notices, requests and other communications to either
             -------
party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer, to:

             Joseph P. Beninati
             Chief Executive Officer
             Greenwich Technology Partners, Inc.
             43 Gate House Road
             Stamford, CT  06902
             Telecopy: (203) 969-3340

     with a copy to:

             Kevin M. Barry, Esq.
             Testa, Hurwitz & Thibeault, LLP
             125 High Street
             Boston, MA 02110
             Telecopy: (617) 248-7100
     if to the Company or a Seller, to each of:

             John Rothenberger
             700 Springvale Road
             Great Falls, VA  22066
             Telecopy: (703) 222-5817

             and

             G. Richard Rothenberger
             687 Pony Road
             Mohrsville, PA  19541

     with a copy to:

             Vernon Johnson, Esq.
             Jackson & Campbell, P.C.
             One Lafayette Center, South Tower
             1120-20/th/ Street, N.W.
             Washington D.C.  20036-3437
             Telecopy: (202) 457-1678


     13.02.  Amendments; No Waivers.  (a)  Any provision of this Agreement may
             ----------------------
be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Sellers.

             (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     13.03.  Expenses.  All costs and expenses incurred in connection with this
             --------
Agreement shall be paid by the party incurring such cost or expense.

     13.04.  Successors and Assigns.  The provisions of this Agreement shall be
             ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise
                        --------
transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder, and Buyer may collaterally assign its rights to receive payments pursuant to Article XI hereof.

     13.05.  Further Assurances.  From time to time after the Closing, at the
             ------------------
request of any party and without further consideration, each other party will execute and deliver to such party such other documents, and take such other action, as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby, including without limitation, vesting in Buyer good, valid and marketable title to the Shares.

     13.06.  Governing Law.  This Agreement and the Ancillary Agreements shall
             -------------
be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     13.07.  Counterparts; Effectiveness.  This Agreement may be signed in any
             ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     13.08.  Entire Agreement.  This Agreement and the Ancillary Agreements
             ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     13.09.  Captions.  The captions herein are included for convenience of
             --------
reference only and shall be ignored in the construction or interpretation hereof.

     13.10.  Jurisdiction.  Any action or proceeding seeking to enforce any
             ------------
provision of, or based on any right arising out of, this Agreement, may be brought against any of the parties in the courts of the State of Delaware or the federal court sitting therein, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             GREENWICH TECHNOLOGY PARTNERS, INC.


                             By: /s/ Dennis M. Goett
                                 ----------------------------------
                             Name:
                             Title:


                             ASPIRE TECHNOLOGY GROUP, INC.


                             By: /s/ John Rothenberg
                                 ----------------------------------
                             Name: John Rothenberg
                             Title: President


                             SELLERS:


                             /s/ John Rothenberger
                             --------------------------------------
                             John Rothenberger


                             /s/ G. Richard Rothenberger
                             --------------------------------------
                             G. Richard Rothenberger

                        Exhibit A - Earn-out Agreement
                        ------------------------------

Earn-out Payment: Buyer will pay Rothenberger the Earn-out Payment over four quarters based on revenue and retention, which will account for 75% and 25%, respectively, of the Earn-out Payment, providing certain targets are met. The first payment will be made after the first three complete months following the Closing Date. Payment will be made at the end of the month following each three-month period (i.e., the end of the fourth month for the first payment) (each such payment date being referred to herein as a "Payment Date") . For
                                                       ------------
example, if the Closing Date were March 1, 2000, the first Payment Date would be June 30, 2000 based on the results from March through May of 2000. The maximum quarterly portion of the Earn-out Payment is $24,375 for an aggregate Earn-out Payment of $97,500 if the revenue and retention goals are achieved in full. G. Richard Rothenberger acknowledges and agrees that he is not entitled to any Earn-out Payment of any kind.

Revenue:
--------
Rothenberger will be eligible to receive an Earn-out Payment for revenue if billable and collected revenues earned by Jay White, Jake Marshak, Adam Morey, Tavia Ford, Marcel Messing, Brian Lucas and Chris Funderberg (the "Aspire
                                                                   ------
Consultants") exceed $200,000; for "fixed fee" projects (i.e. projects in which
-----------
the customer agrees to pay a fixed fee for completion of a particular task or tasks) billable revenues shall be calculated by multiplying the number of hours budgeted and worked by the particular Aspire Consultant by the rate for such Aspire Consultant as listed on Buyer's standard rate card in effect from time to time. Rothenberger will receive the full quarterly Earn-out Payment for revenue attainment (75% x $24,375 = $18,281) if the Aspire Consultants generate at least $250,000 of billable and collectable revenue during any of the three-month periods. If, however, revenues generated by the Aspire Consultants fall to or below $200,000 for a three-month period, he receives none of the quarterly payment. If he achieves revenue between $200,000 and $250,000, he receives that portion of the deferred cash determined according to the following formula: 1.0 minus Y where Y equals the number determined by the following formula: 250,000 minus X divided by 50,000 where X equals the revenue. For example, if he achieves $225,000, he receives half of the payment: 250,000 minus 225,000 divided by 50,000 = .5; 1.0 minus .5 equal .5 = $9,140.50.

The maximum Rothenberger can earn any quarter for achieving (or over achieving) revenue with the Aspire Consultants is $18,281. At the first anniversary of the Closing Date, there will be an adjustment to compensate Rothenberger based on his cumulative YTD achievement which will reconcile fluctuations outside of the $200,000-250,000 range. In the following examples, an adjustment is unnecessary because the revenue achievement does not fluctuate outside of the $200,000 to $250,000 range.

-----------------------------------------------------------------------------------------------
Examples Without Adjustment:
                                                                         Year End
                                 Feb-Apr   May-Jul   Aug-Oct   Nov-Jan  Adjustment    TOTAL
                                --------  --------  --------  --------  ----------  ----------
Revenue Target                  $250,000  $250,000  $250,000  $250,000  $1,000,000  $1,000,000

Revenue Achieved                $250,000  $250,000  $250,000  $250,000  $1,000,000  $1,000,000
Achievement of Target                100%      100%      100%      100%        100%        100%
% Target Deferred Cash Earned        100%      100%      100%      100%        100%        100%
Deferred Percentage earned        18.750%   18.750%   18.750%   18.750%     75.000%     75.000%
Deferred Cash Paid               $18,281   $18,281   $18,281   $18,281          $0     $73,125

Revenue Achieved                $225,000  $225,000  $225,000  $225,000    $900,000    $900,000
Achievement of Target                 90%       90%       90%       90%         90%         90%
% Target Deferred Cash Earned         50%       50%       50%       50%         50%         50%
Deferred Percentage earned         9.375%    9.375%    9.375%    9.375%     37.500%     37.500%
Deferred Cash Paid                $9,141    $9,141    $9,141    $9,141          $0     $36,563

Revenue Achieved                $200,000  $200,000  $200,000  $200,000    $800,000    $800,000
Achievement of Target                 80%       80%       80%       80%         80%         80%
% Target Deferred Cash Earned          0%        0%        0%        0%          0%          0%
Deferred Percentage earned         0.000%    0.000%    0.000%    0.000%      0.000%      0.000%
Deferred Cash Paid                    $0        $0        $0        $0          $0          $0
-----------------------------------------------------------------------------------------------

In the following example, at the end of the year, Rothenberger receives an adjustment to compensate for the fluctuations in revenues for the year. In this example, since he achieves 95% of targeted revenues for the year, he receives 75% of the Earn-out Payment attributable to revenue (determined as follows:
1,000,000 minus 950,000 equals 50,000 divided by 200,000 equals .25; 1.0 minus
 .25 equals .75), or 56.25% of the total Earn-out Payment (75% x 75% = 56.25%). Before the adjustment he received 46.875%, therefore the adjustment is 9.375%:

-----------------------------------------------------------------------------------------------
Examples Without Adjustment:
                                                                         Year End
                                 Feb-Apr   May-Jul   Aug-Oct   Nov-Jan  Adjustment    TOTAL
                                --------  --------  --------  --------  ----------  ----------
Revenue Achieved                $175,000  $225,000  $250,000  $300,000    $950,000    $950,000
Achievement of Target                 70%       90%      100%      120%         95%         95%
% Target Deferred Cash Earned       0.00%    50.00%   100.00%   100.00%      75.00%      75.00%
Deferred Percentage earned         0.000%    9.375%   18.750%   18.750%      9.375%     56.250%
Deferred Cash Paid                    $0    $9,141   $18,281   $18,281      $9,141     $54,844
-----------------------------------------------------------------------------------------------

Retention:
----------
Rothenberger will receive the remaining 25% (6.25% quarterly) of the Earn-out Payment payable at the end of the month following each quarter if all seven Aspire Consultants still work for Buyer at the end of such quarter. If all seven Aspire Consultants still work for Buyer at the end of any measured quarter, Rothenberger will receive 6.25% of the Earn-out Payment for such quarter. If six of the Aspire Consultants still work for Buyer at the end of any measured quarter, 3.125% of the Earn-out Payment will be paid for such quarter. If five or fewer of the Aspire Consultants still work for Buyer at the end of any measured quarter, 0% of the Earn-out Payment will be paid for such quarter. Thus, if for example any Aspire Consultant quits or is terminated during the third payment quarter, Rothenberger would receive 6.25%, 6.25%, 3.125%, and 3.125% of the total Earn-out Payment over the four quarters.

Procedures:
-----------

On each Payment Date, Buyer shall deliver to Rothenberger by check the portion of the Earn-out Payment (if any) due to Rothenberger along with Buyer's good faith basis for the calculation of the payment, made in accordance with generally accepted accounting principles. If Rothenberger shall disagree with such calculation, Rothenberger shall have ten (10) days from the date of his receipt of the payment and the basis for calculation to dispute such amount in writing (a "Dispute Notice"). Should Rothenberger deliver a Dispute Notice,
            --------------
Buyer will provide Rothenberger with reasonable access to the supporting information for such calculations.

Buyer and Rothenberger shall use their best efforts to reach agreement on the disputed amount. If Buyer and Rothenberger are unable to reach agreement within 20 days of Buyer's receipt of the Dispute Notice, the parties shall promptly cause Arthur Andersen to review this Agreement and the disputed amount. Arthur Andersen shall deliver to Buyer and Rothenberger as promptly as possible a report setting forth its calculation of the disputed amount, which report shall be binding on Buyer and Rothenberger. The cost of such review and report shall be borne by Rothenberger; provided however, Buyer shall bear the expenses if the payment determined to be due to Rothenberger exceeds Buyer's original calculation of such amount by more than 5% of Buyer's original calculation.

In the event Buyer terminates Rothenberger's employment for Cause (as defined herein) or Rothenberger voluntarily terminates his employment with Buyer, Rothenberger shall be entitled to no further payments pursuant to this Exhibit
                                                                       -------
A.
-

As used above, "Cause" shall be defined as (i) the failure or refusal of
                -----
Rothenberger to render services to the Company in accordance with his position or a good faith determination by a majority of the Board of Directors of Buyer that Rothenberger has failed to perform the material duties of his employment as requested by Buyer, in either case upon notice from the Board of Directors of Buyer and ten days to cure such failure or refusal to the reasonable satisfaction of the Board of Directors; (ii) gross negligence or material breach of fiduciary duty with respect to Rothenberger's obligations to Buyer; (iii) the commission by Rothenberger of an act of fraud, embezzlement or the deliberate disregard of the material rules or policies of Buyer (provided the Board of Directors of Buyer shall provide Rothenberger notice of such deliberate disregard and ten days to cure such disregard to the reasonable satisfaction of the Board of Directors) or the commission by Rothenberger of any other action with the intent to materially injure Buyer; (iv) Rothenberger's conviction or a plea of nolo contendere to a felony; (v) the commission of any act which constitutes unfair competition with Buyer or which induces any customer of Buyer to breach a contract with Buyer; or (vi) violation by Rothenberger of the Noncompetition and Non-Solicitation Agreement to which he is a party or of his Employment Letter with the Company.

                                                                       Exhibit A
                                                                       ---------



                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                      -----------------------------------



       ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March 31, 2000, between NetGain, LLC, a Delaware limited liability company ("Seller"), and Greenwich
                                                     ------
Technology Partners, Inc., a Delaware corporation ("Buyer").
                                                    -----


                              W I T N E S S E T H


       WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated March 31, 2000 between Buyer and Seller, (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement
      ------------------------
and not otherwise defined herein being used herein as therein defined);


       NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:


       1. (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made if
        --------
an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

            (b) Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid).

       2. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.


       3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                             NETGAIN, LLC



                             By:___________________________

                             Name:

                             Title:



                             GREENWICH TECHNOLOGY PARTNERS, INC.



                             By:___________________________

                             Name:

                             Title:

                                                                       Exhibit B
                                                                       ---------


                      BILL OF SALE AND GENERAL ASSIGNMENT
                      -----------------------------------



       NetGain, LLC, a Delaware limited liability company(the "Seller"), for
                                                               ------
good and valuable consideration to it paid, receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement (the

"Agreement") dated March 31, 2000 between the Seller and Greenwich Technology
----------
Partners, Inc., a Delaware corporation (the "Buyer"), and notwithstanding that
                                             -----
the following property may be conveyed by separate and specific transfer documents, by these presents does sell, assign, transfer and deliver unto the Buyer, and its successors and assigns, as of March 31, 2000 (the "Closing Date"), all of its rights, title and interest in the Purchased Assets;


       TO HAVE AND TO HOLD the Purchased Assets unto the Buyer and its successors and assigns, to and for its or their use forever,

       This Bill of Sale is being delivered pursuant to the Agreement and shall be construed consistently therewith.

       IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be signed by its duly authorized officer on the Closing Date.


                             NETGAIN, LLC



                             By:___________________________

                             Name:

                             Title:


[Seal]


STATE OF _________________)


               )  ss.:

COUNTY OF ________________)


       On this _________ day of ______________, 2000, before me personally came _____________________, to be personally known, who, being duly sworn, did depose and say that he resides at ________________________; that he is _____________ of
NetGain, LLC, and that he signed his name thereto by likely authority.


______________________________
   Notary Public